Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

SES AI CORPORATION

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

				Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	(1)	Other	18,675,532	$0.87	$16,247,712.84	0.0001531	$2,487.52

Total Offering Amounts:							$16,247,712.84		2,487.52
Total Fees Previously Paid:									0
Total Fee Offsets:
Net Fee Due:									$2,487.52

Offering Note(s)

(1)	Represents additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), reserved for issuance authorized as of January 1 of each of 2023, 2024 and 2025 under the evergreen provision of the Registrant’s SES AI Corporation 2021 Incentive Award Plan (the “2021 Incentive Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Class A Common Stock that may become issuable under the terms of the 2021 Incentive Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Class A Common Stock. The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Class A Common Stock on The New York Stock Exchange on February 25, 2025. The Registrant does not have any fee offsets to claim.